EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 24 day of March, 1997, by and between the individual named on the signature page hereof, having the address set forth on such signature page ("Executive"), and SAC TECHNOLOGIES, INC., a Minnesota corporation (the "Company"), with offices at 4444 West 76th Street, Suite 600, Edina, Minnesota 55435.

                               W I T N E S E T H:

                  The Company wishes to employ Executive, and Executive desires to be employed by the Company, all on the terms, and subject to the conditions, hereinafter set forth.

                  Contemporaneously herewith, Executive has executed and delivered to the Company a Non-Competition Letter (the "Non-Competition Agreement"), a copy of which is attached hereto as Exhibit A.

                  NOW, THEREFORE, in consideration of the premises, of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Employment; Term. (a) Subject to the provisions of paragraph 3, the Company hereby employs Executive, and Executive hereby accepts such employment, and agrees to serve the Company, upon the terms and conditions hereinafter set forth, for a term commencing on the date hereof and (unless sooner terminated as hereinafter provided) expiring on March 24, 2002 (such term of employment being hereinafter referred to as the "term of full time employment"). During the term of full time employment, Executive shall devote his full time and attention and best efforts to the business and affairs of the Company and will faithfully and diligently perform, in a competent and professional manner and to the best of his ability, all of his duties and responsibilities hereunder.

                  (b) Position; Authority. During the term of full time employment, Executive shall hold the title and office of, and serve in the position of, the office of the Company set forth on the signature page hereof. Subject to the provisions of the Company's Restated Articles of Incorporation and By-Laws, and to the ultimate control of the Board of Directors of the Company, to whom he shall report, Executive shall generally have the duties, responsibilities and authority appropriate to his office and title, as understood and best practiced, generally, in the business community in Minnesota, as well as those duties and responsibilities of an executive nature as may from time to time be assigned to him by the Board of Directors of the Company. More specifically, Executive will have authority, with consultation from other senior executives and the Board of Directors, regarding business decisions in the ordinary course of business regarding marketing and sales, policy, finance, business development, personnel, and administration with an ultimate objective of increasing the value of the Company. Notwithstanding the foregoing, it is understood and agreed that Executive's initial focus will be marketing and sales.

                  (c) Conduct. During the term of this Agreement, Executive will not conduct himself in any manner which would tend to harm the reputation or goodwill of the Company in the biometrics industry or the financial world.

                  (d) Place of Employment. Except with his prior consent, Executive's normal work location will not be more than thirty (30) miles from the Company's present headquarters in Edina, Minnesota; provided that Executive shall undertake all travel required in connection with the performance of his duties hereunder.

                  2. Compensation. (a) Salary. During the term of this Agreement, the Company shall pay Executive the initial salary set forth on the signature page hereof in semi- monthly installments, subject to all applicable withholdings (the "Base Salary").

                  (b) Bonus Plan. During the term of full time employment, Executive shall be entitled to participate in the following Bonus Plan:

                           (i) A guaranteed bonus upon Executive's completion of
                  one (1) year of service hereunder equal to twenty-five (25%) percent of Base Salary.

                           (ii) A bonus equal to sixty (60%) percent of Base
                  Salary upon Executive's completion of any year of service hereunder in which the Company's gross revenue projected budget for the fiscal year-end immediately preceding is met. It is agreed that the Company's first fiscal year (ending December 31, 1997) gross revenue projections is $5.6 million.

                           (iii) A bonus equal to one hundred (100%) percent of
                  Base Salary upon Executive's completion of any year of service hereunder in which the Company's gross revenue projected budget for the fiscal year-end immediately preceding are exceeded by forty (40%) percent or more.

                           (iv) The Company and Executive shall meet every six
                  months during the term of full-time employment to determine whether the bonus incentive plan or the budgeted revenue projections should be adjusted.

Bonuses will be accrued and paid out on a monthly pro-rated basis if Executive's employment is terminated.

                  (c) Expenses. In addition to the compensation provided above, the Company shall reimburse Executive for all reasonable and necessary vouchered business and entertainment expenses incurred by him during the term of this Agreement, in the performance of his duties and responsibilities under this Agreement in accordance with the Company's policies as from time to time in effect. Executive shall submit appropriate substantiation of such expenses monthly in arrears.

                  (d) Perquisites and Benefits. During the term of full time employment, Executive shall be entitled to continue to participate in such benefit programs (including any annually administered stock incentive program) and receive such perquisites as may from time to time be established by the Company for its executives. In addition:

                           (i) The Company will reimburse to Executive in full
                  all premiums paid by Executive for medical benefit coverage for Executive's family until such time as Executive's family has established residency in Minnesota, and will further absorb the full cost of Executive's COBRA coverage (estimated at $403.00 per month) until Executive and his family have established residency in Minnesota and Executive and his family can be covered under the Blue Cross PPO health plan or such other plan as the Company may from time to time provide for its executives;

                           (ii) The Company will provide a maximum $40,000
                  moving allowance to assist in covering Executive's costs in selling his existing home, transporting his family and possessions, and closing costs incurred in the purchase of a new home. This allowance will be paid against substantiated incurred costs, and Executive agrees to mitigate the expenses incurred by him in these matters to the best of his ability;

                           (iii) The Company will provide Executive with an
                  apartment mutually agreeable to the Company and to Executive until such time, not in excess of twelve (12) months, as a new home can be purchased by Executive;

                           (iv) The Company will pay mileage to Executive at the
                  approved Internal Revenue Service rate for automobile travel between Executive's present Iowa residence and the Company's Minnesota headquarters until Executive's family is relocated to Minnesota for up to twelve (12) months;

                           (v) The Company agrees to purchase a One Million
                  Dollar key-man life insurance policy on Executive of which the Company shall be the owner and fifty (50%) percent beneficiary, and Executive's beneficiaries shall be a fifty (50%) percent beneficiary;

                           (vi) The Company will provide Executive a monthly car
                  allowance of $300, and a cellular phone with pager and voice mail capability; and

                           (vii) The Company will provide Executive four weeks
                  of vacation annually, to be taken at such times as will accommodate the reasonable needs of the Company, and which may not be accumulated from year to year.

                  3. Termination. (a) The Executive's term of full time employment hereunder may be terminated immediately for "cause" (as hereinafter defined), and thereafter the Company shall have no obligation to Executive with respect to a Continuation of Executive's Base Salary or other benefits or perquisites from and after the date of termination. As used herein, "cause" shall mean and include only:

                           (i) Executive's repeated failure or refusal to
                  perform or observe, in any material respect, his duties, responsibilities or obligations as provided herein, if such breach is not cured, if curable, within ten days after written notice thereof to Executive by the Company;

                           (ii) Any dishonesty affecting the Company, or any
                  customer or employee of any of the foregoing;

                           (iii) Excessive use of alcohol, or use of illegal
                  drugs, interfering with performance of Executive's obligations under this Agreement, continuing after warning;

                           (iv) Conviction of a felony or of any crime involving
                  misrepresentation, moral turpitude or fraud; or

                           (v) Commission by Executive of any willful or
                  intentional act which could reasonably be expected to materially injure the reputation, business or business relationships of the Company and/or Executive, if such breach is not cured, if curable, within ten days after written notice thereof to Executive by the Company.

                  (b) The following acts of the Company shall constitute constructive termination giving rise to the following rights of Executive: (i) an adverse change in Executive's status or position in the Company such as a diminution of Executive's duties, responsibilities or authority without Executive's consent; (ii) a reduction by the Company in Executive's Base Salary for other than austerity reasons; (iii) the taking of any action by the Company which would materially adversely affect the physical conditions existing prior to the date of this Agreement in or under which Executive performs his duties hereunder; (iv) the failure of the Company to comply with any material provision of this Agreement other than for austerity reasons which has not been cured within ten (10) calendar days after notice of such noncompliance has been given by Executive to the Company; or (v) the occurrence of (i)-(iv) or a furlough or termination as a result of the Company's being acquired or merged by or into another entity. In the event of constructive termination as a result of
(i)-(iv), Executive shall be entitled to have his Base Salary continued for a period of one (1) year (two (2) years in the event of constructive termination as a result of (v)), and, the Company will bear the entire expense of medical benefit coverage for Executive and his family for up to a continued period of one (1) year (this obligation to terminate upon Executive's re-employment), all unused prorated vacation will be paid, and such fee as may be incurred by Executive for outplacement services by such service company as shall be mutually selected by the Company and the Executive, shall be paid by the Company up to a maximum of $10,000. Executive will seek to mitigate the expense to the Company of such outplacement services.

                  (c) This Agreement shall terminate immediately upon the death or disability of Executive. As used herein the term "disability" shall mean the inability of Executive to perform, in all material respects, his duties and responsibilities contemplated under this Agreement for a period of more than 365 calendar days, whether or not continuous, during the term hereof, due to physical or mental incapacity or impairment. A determination of disability shall be made by a physician satisfactory to both the Executive and the Board of Directors of the Company; provided that if Executive and the Board of Directors of the Company cannot agree as to a physician, then each shall select a physician and these two together shall select a third physician, whose sole determination as to disability shall be binding on all parties.

                  (d) Executive may voluntarily terminate Executive's employment hereunder at any time upon ninety (90) days prior written notice. During such notice period, Executive shall continue his full time duties hereunder only at the request of the Company. In the event Executive voluntarily terminates Executive's employment hereunder, the Company shall have no obligation to Executive with respect to a continuation of Executive's Base Salary or other benefits or perquisites from and after the date of termination, and in addition Executive shall be obligated to reimburse to the Company the amount of $3,333 per month (or portion thereof) for each month less than twelve months that Executive is employed by the Company.

                  (e) The Company may involuntarily terminate Executive's employment hereunder without "cause" at any time upon ninety (90) days prior written notice. During such notice period, Executive shall continue his full time duties hereunder only at the request of the Company. In the event of involuntary termination without cause, the Company shall be obligated to pay Executive the same salary continuation and benefit continuation as Executive would receive were he constructively terminated under subparagraphs 3(b)(i)-(iv).

                  (f) The termination by the Company of this Agreement shall be without prejudice to any claim which the Company or Executive may have, at law or in equity, arising out of or in connection with the events giving rise to such termination.

                  4. Confidential Information.

                  (a) Definition. As used herein the term "Confidential Information" shall mean and include any and all confidential, proprietary, secret or non-public information related in any way to the business or operations, present or future, of the Company, or any customer (as such term is defined in the Non-Competition Agreement) of the Company, which is now, or in the future shall become, known to Executive as a result of his relationship with the Company; provided, that Executive's commitment hereunder with respect to Confidential Information shall not extend to any part of such Confidential Information which:

                           (i) was known by Executive prior to its disclosure to
                  him, through no wrongful act of any person;

                           (ii) was known or available to the public prior to
                  its disclosure to Executive;

                           (iii) becomes known or available to the public
                  subsequent to disclosure to Executive through no wrongful act of any person; or

                           (iv) was disclosed to Executive at any time by a
                  third party having a bona fide right to disclose such information to Executive.

                  (b) Confidential Information to be kept in Confidence. Executive acknowledges that the Confidential Information was acquired and/or developed by the owner thereof at great expense, is a special, valuable and unique asset of the owner thereof, and represents the sole and exclusive property of the owner thereof. Executive has obtained and in the course of his employment with the Company will continue to obtain, Confidential Information and personal knowledge of and influence over customers of the Company. Executive further acknowledges that, under appropriate circumstances, his rendering of services to the Company's customers will necessarily require his knowledge, development and use of certain Confidential Information of the Company, and his disclosure to customers and others requiring knowledge thereof in the proper performance of their duties for the Company or customers, of certain Confidential Information of the Company (such as, without limitation, marketing plans, budgets, designs, customer preferences and policies, and identity of appropriate personnel of customers with sufficient authority to influence a shift in suppliers). Executive acknowledges that any wrongful use or disclosure of any Confidential Information would greatly damage the owner thereof, causing it irreparable injury. Executive covenants and agrees that, at all times during the term of this Agreement and for a period of three (3) years thereafter, he shall not, directly or indirectly, publish, divulge or disclose, in whole or in part, or suffer the use by any third party, for his own benefit or the benefit of any person, any Confidential Information, other than:

                           (i) in the due course of performing his duties on
                  behalf of the Company, but then only to officers, employees or others acting on behalf of the Company, or any customer, where the duties of such person require such disclosure;

                           (ii) upon the prior express written instructions of
                  the Board of Directors of the Company; or

                           (iii) as may be required by law;

provided, that in the event that any Confidential Information shall be subject to a restriction extending beyond the expiration of such three (3) year period, Executive shall abide by such restriction during said extended period. Executive shall at all times abide by the Company's policies and regulations with respect to the protection of its Confidential Information, as in effect from time to time.

                  (c) Materials; Return at Termination. Executive acknowledges and agrees that all copies of all memoranda, documents, data, records, notes and other written information in his possession or under his control, which contain or pertain to any Confidential Information, shall at all times be the sole and exclusive property of the Company. In the event Executive's employment terminates for any reason, Executive shall promptly deliver to the Company all copies of all such materials in his possession or under his control.

                  (d) Confidential Information of Others. Executive will not inappropriately use, disclose to the Company or induce the Company to use any confidential, proprietary, secret or non-public information or documents in his possession belonging to any third party (other than customers). Executive represents and warrants that his employment with the Company will not require him to violate any obligation to or confidence with another.

                  (e) Specific Performance; Injunctive Relief. The parties recognize, acknowledge and agree that, if Executive breaches any of the foregoing provisions of this Section 4, the Company will suffer irreparable injury, and money damages will not provide an adequate remedy to the Company. Accordingly, Executive agrees that, in any such event, the Company shall be entitled to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, without being required to post a bond or other security and without having to prove the inadequacy of the available remedies at law. In addition, the Company shall be entitled to avail itself of all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it sustains by reason of such breach.

                  5. Intellectual Property. (a) During the term of this Agreement, Executive will disclose to the Company all ideas, inventions and business plans developed by him which relate directly or indirectly to the Company's business, including without limitation any process, operation, product or improvement which may be patentable or copyrightable. Executive agrees that all of the foregoing will be the sole and exclusive property of the Company and that he will at the Company's request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, for the benefit of the Company. Executive, to the extent that Executive has the legal right to do so, hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of the foregoing.

                  (b) It is further agreed and the Executive is hereby notified that the agreement in subparagraph (a) above does not apply to any such ideas, inventions and business plans for which no equipment, supplies, facility or confidential information of the Company was used and which was developed entirely on the Executive's own time, and

                           (i) which do not relate (aa) directly to the business
                  of the Company, or (bb) to the Company's actual or demonstrably anticipated research and development, or

                           (ii) which do not result from any work performed by
                  the Executive for the Company.

                  6. Life Insurance. Executive agrees that the Company shall have the right to obtain life insurance on Executive's life in addition to the life insurance specified in subparagraph 2(d)(v), at the Company's sole expense and with the Company as the sole beneficiary thereof. Executive shall (a) cooperate fully with the Company in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and (c) take any required medical examinations.

                  7. Notices.

                  All notices hereunder shall be given in writing by personal delivery by registered or certified mail, return receipt requested, postage prepaid or by hand delivery addressed to the parties at the following respective addresses or at such other address as may be designated in writing by either party to the other in the manner set forth herein:

If to the Company:

                  SAC Technologies, Inc.
                  4444 West 76th Street
                  Suite 600
                  Edina, Minnesota 55435

in each case with a copy to:

                  Doherty Rumble & Butler Professional Association 3500 Fifth Street Towers
                  150 South Fifth Street
                  St. Paul, Minnesota 55402
                  Attention: Stephen E. Smith, Esq.

If to Executive:

                  To his address as set forth on
                  the signature page hereof


Notices which are hand delivered shall be effective on the date of delivery. Notices delivered by mail or otherwise as aforesaid shall be deemed effectively given upon the third calendar day subsequent to the postmark date thereof.

                  8. Miscellaneous. (a) The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

                  (b) This Agreement is a personal contract calling for the provision of unique services by Executive, and Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by Executive. In the event of any attempted assignment or transfer of rights hereunder by Executive contrary to the provisions hereof, the Company shall have no further liability for payments hereunder. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.

                  (d) This Agreement has been made, shall be interpreted and enforced in accordance with, and shall be governed in all respects by, the laws of the State of Minnesota.

                  (e) It is not in the best interest of either of the parties to become engaged in litigation in the event a dispute between them should arise. Accordingly, if any dispute between the parties arises out of or in connection with this Agreement ( including any questions of fraud or questions concerning the validity or enforceability of this Agreement or any of the rights and obligations herein described), such dispute will immediately go before a single professional mediator for quick resolution. The parties shall cooperate in determining the process of mediation, the selection of the mediator and the timing of the process and of the determination. In the event such professional mediator for any reason (including the non-cooperation of either party), has not rendered his or her determination of the disputed issue within sixty days of the date upon which one party notifies the other in writing that he or it wishes to submit a dispute to mediation, then the disputed issue will be determined by binding arbitration in Minneapolis, Minnesota pursuant to the Rules then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a Court having competent jurisdiction. The party submitting such dispute shall request and the American Arbitration Association shall (i) appoint a neutral arbitrator who is knowledgeable in the area of employment law; (ii) direct the arbitrator to follow substantive rules of law; and (iii) require the award to be accompanied by findings of fact and a statement of the reasons for the decision, all of which shall issue within ninety days of the appointment of the arbitrator. Neither party shall be represented by legal counsel at any mediation or arbitration proceeding. The Company will bear all costs incurred with respect to the foregoing mediation or arbitration processes up to and including the amount of $10,000. All costs and expenses incurred by either party in excess of said amount shall be paid in accordance with the award of same by the arbitrator or mediator appointed.

                  (f) This Agreement (which includes the Exhibit hereto) sets forth the entire understanding between the parties as to the subject matter of this Agreement and merges and supersedes all prior agreements (including without limitation any prior Employment Agreement to which Company and Executive are parties, which the parties hereby expressly agree shall be deemed terminated without obligation of any party thereto upon the effectiveness of this Agreement), commitments, representations, writings and discussions between the parties with respect to that subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by both parties hereto.

                  (g) The provisions of this Agreement which by their terms call for performance subsequent to termination of this Agreement or termination of Executive's employment hereunder (including without limitation the provisions of paragraphs 4 and 5 hereof), shall survive such termination.

                  (h) The Executive represents and warrants that he is not party to or subject to any agreement, covenant, understanding, or under any obligation, contractual or otherwise, to any firm, person or corporation, which would prevent his employment by the Company or adversely affect his ability to serve as an employee of the Company, as herein contemplated.

                  IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.

Attest:                                SAC TECHNOLOGIES, INC.



/S/ Richard T. Fiskum                  By:/s/ Barry M. Wendt
___________________________            ______________________________
                                       Authorized Signature

Witness:                               EXECUTIVE:



                                       /s/Timothy N. Tracey
___________________________            ______________________________
                                       Name:      Timothy N. Tracey

                                       Address:   7610 Princeton Drive, NE
                                                  Cedar Rapids, Iowa 52402

                                       Office(s): Chief Operating Officer

                                       Initial Salary:   $167,000


                             NON-COMPETITION LETTER

March 27, 1997

SAC Technologies, Inc.
4444 West 76th Street
Suite 600
Edina, Minnesota 55435

Dear Sirs:

         Contemporaneously herewith, I am entering into an Employment Agreement with SAC Technologies, Inc., a Minnesota corporation. As used herein, the term the "Company" shall mean and include SAC Technologies, Inc., together with all of its parents, subsidiaries and affiliated companies from time to time.

         I execute this letter in consideration of the Company's entering into a long term Employment Agreement with me, and also to induce third party investors to invest in the Company, a corporation in which I am a major shareholder. Accordingly, in consideration of and reliance upon the foregoing:

         1. I hereby covenant and agree that, during my term of employment with the Company and thereafter during the "Non-Competition Period," I will not, directly or indirectly:

                  (a) attempt, in any manner, to solicit from any customer (such term as used throughout this letter agreement having the meaning ascribed to it below) of the Company (except on behalf of the Company), business of the type performed by the Company or to persuade any customer of the Company to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such customer was originally established in whole or in part through my efforts; or

                  (b) employ or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year was in the Company's employ; or

                  (c) render any services of the type rendered by the Company to its customers to or for any customer of the Company, unless such services are rendered as an employee or consultant of the Company; or

                  (d) control, manage, operate, be employed or engaged by, or otherwise participate or engage in business as, or own any interest in, or be connected in any manner with, directly or indirectly, any Entity (as defined below), whether as an individual proprietor, partner, shareholder, joint venturer, officer, director, consultant, finder, broker, employee, trustee, or in any other manner whatsoever, except for the Company, if such Entity is engaged in any business in the United States of the type and character engaged in and competitive with that conducted by the Company; provided, however, that nothing contained in this clause shall be deemed to prohibit me from owning less than 2% of the shares of a publicly held corporation engaged in any such business.

As used in this letter agreement, the term (a) "Entity" shall mean an individual proprietorship, partnership, corporation, joint venture, trust or any other form of business entity; and (b) "customer" shall mean and include (1) anyone who is then a customer of the Company, (2) anyone who was a customer at any time during the one year period immediately preceding the date of termination of my employment with the Company, and (3) any prospective customer to whom the Company had made a presentation (or similar offering of services) within the one year period immediately preceding the date of such termination.

         2. I acknowledge and agree (i) that the services rendered and to be rendered by me for the Company are of a special, unique, extraordinary and intellectual character, (ii) that I have and will continue to develop a personal acquaintanceship and relationship with the Company's customers, as well as an intimate knowledge of those customers' affairs and requirements, which may constitute the Company's primary or only contact with such customers, (iii) that the Company's relationships with established customers are likely to be placed in my hands and (iv) that my position with the Company places me in a position of utmost confidence and trust with respect to the customers and employees of the Company. I also acknowledge that the customers serviced by the Company are located throughout the United States and accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic area. Consequently, I agree that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the Company that I make the covenants contained herein.

         3. I acknowledge and agree that the covenants made by me above are of the essence of this letter agreement and in the event of breach or contemplated breach of any of the covenants and agreements herein contained, the Company shall in addition to all other remedies available at law or in equity have the right to both temporary and permanent injunctions and damages with respect to any such actual or contemplated breach.

         4. Each of the covenants and agreements set forth in this letter agreement are separate and independent covenants, each of which has been separately bargained for. The provisions of this covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenants be held or declared invalid, such invalidity shall not in any way affect the validity of any other covenant or agreement herein or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

         5. I hereby acknowledge receipt of fair and adequate consideration for my covenants made and given herein, and agree that the "Non-Competition Period" for purposes hereof, is defined as:

                  (a) In the event of the constructive termination of my employment with the Company by the Company without "cause," the period ending on the date of such constructive termination;

                  (b) In the event of the termination of my employment with the Company by the Company with "cause," the period commencing on the effective date of my termination and ending on the third December 31 next following the date of my termination; and

                  (c) In the event of the termination of my employment with the Company by me voluntarily, the period commencing on the effective date of my termination and ending on the second anniversary thereof.

                  (d) In the event of my "constructive termination" as defined in my Employment Agreement, this non-compete letter shall be null, void, and of no further effect.

         6. Nothing contained in this letter agreement shall limit my ability to deal with the Company's customers in connection with business activities unrelated to, and non-competitive with, the business activities of the Company from and after the date hereof.

         7. This letter agreement may be assigned either in whole or in part and without the consent of the undersigned by the Company to any affiliate of the Company, or any successor to all or any substantial part of the assets, business or property of the Company. This letter agreement is not assignable either in whole or in part by the undersigned. The interpretation and enforcement of this letter agreement is to be construed and the legal relations between the parties determined in accordance with the laws of the state of Minnesota applicable to contracts made in and to be wholly performed within such state. Any judicial proceeding brought against me or any dispute arising out of this letter agreement or any matter related hereto shall be brought in the courts of the State of Minnesota (including the United States District Court for the State of Minnesota), and, by execution and delivery of this letter agreement, I accept the exclusive jurisdiction of the aforesaid courts, and agree that service on me by mail shall constitute good and valid personal service, and irrevocably agree to be bound by any judgment rendered thereby in connection with this letter agreement.

Very truly yours,

/s/ Timothy N. Tracey
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Print Name:  Timothy N. Tracey

Address:     7610 Princeton Drive, NE
             Cedar Rapids, Iowa 52402